Exhibit 99.1
Contacts:	Dolph Baker, President and CEO Timothy A. Dawson, Vice President and CFO (601) 948-6813

CAL-MAINE FOODS REPORTS THIRD QUARTER FISCAL 2012 RESULTS

JACKSON, Miss. (March 26, 2012) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the third quarter and nine months ended February 25, 2012.

Net sales for the third quarter of fiscal 2012 were $303.7 million compared with net sales of $274.7 million for the same quarter of fiscal 2011. The Company reported net income of $26.1 million, or $1.09 per basic share, for the third quarter of fiscal 2012 compared with net income of $33.6 million, or $1.41 per basic share, for the third quarter of fiscal 2011. The results for the third quarter of fiscal 2011 include in other income a one-time cash distribution of approximately $4.8 million pre-tax ($3.2 million after tax) or $0.13 per basic share, received in exchange for the Company’s non-voting stock ownership in the Eggland’s Best, Inc. cooperative.

For the first nine months of fiscal 2012, net sales were $837.9 million compared with net sales of $699.6 million for the prior-year period. The Company reported net income of $52.5 million, or $2.20 per basic share, for the first nine months of fiscal 2012 compared with net income of $53.6 million, or $2.25 per basic share, for the prior-year period.

“We are pleased with Cal-Maine’s financial and operating performance for the third quarter of fiscal 2012,” said Dolph Baker, president and chief executive officer of Cal-Maine Foods, Inc. “Total sales for the quarter were up 10.6 percent compared with the same period a year ago, reflecting higher average selling prices and good retail demand for shell eggs. We benefited from record high market prices for shell eggs during the strong holiday selling season. However, prices adjusted down approximately 35 percent in the ten market days after their December peak level due to typically slower post-holiday demand trends and warmer weather across the country. Overall, average selling prices for shell eggs were up 3.3 percent over the third quarter of fiscal 2011, and specialty egg prices were up 9.0 percent compared with the same period last year.

“Our volumes also improved as dozen eggs produced by Cal-Maine Foods increased 3.0 percent and dozen eggs sold were up 6.5 percent. Sales of specialty eggs represented 23.8 percent of shell egg revenue for the third quarter and accounted for 16.8 percent of total dozen eggs sold. Specialty eggs, which include nutritionally enhanced, cage-free and organic eggs, have become an important focus of our growth strategy as we have been at the forefront of meeting the growing consumer demand for these products. Additionally, specialty eggs have higher and less cyclical retail selling prices.

“Our feed costs have continued to affect our production costs in fiscal 2012,” added Baker. “For the third quarter, feed costs were up 4.5 cents per dozen, or 11.1 percent, compared with the third quarter of fiscal 2011. We expect feed costs will remain very high and volatile throughout the summer of calendar 2012 due to tight supplies of corn and soybeans, our primary feed ingredients. However, all of Cal-Maine Foods’ operations have continued to run well and our management team is focused on managing the aspects of our business we can control and improving efficiencies where possible.

“We believe we are well positioned for another successful year for Cal-Maine Foods with a proven management team, efficient operations and a strong balance sheet to support our growth strategy,” Baker concluded.

For the third quarter of fiscal 2012, Cal-Maine will pay a cash dividend of approximately $0.364 per share to holders of its common and Class A common stock. The amount paid could vary slightly based on the amount of outstanding shares on the record date. The dividend is payable May 10, 2012, to shareholders of record on April 25, 2012.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 ▪	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905

CALM Reports Second Quarter Fiscal 2012 Results

December 27, 2011

Selected operating statistics for the third quarter and first nine months of fiscal 2012 compared with the prior-year periods are shown below:

	13 Weeks Ended		39 Weeks Ended
	February 25, 2012	February 26, 2011	February 25, 2012	February 26, 2011
Dozen Eggs Sold (000)	229,235	215,233	655,463	615,257
Dozen Eggs Produced (000)	166,109	161,295	491,785	476,388

% Specialty Sales (dozen)	16.8%	17.5%	16.3%	16.0%

Net Average Selling Price (dozen)	$1.275	$1.234	$1.224	$1.090
Feed Cost (dozen)	$0.449	$0.404	$0.466	$0.376

% Specialty Sales (dollars)	23.8%	23.5%	23.4%	23.9%

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the market prices of shell eggs and feed costs, (iv) changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Second Quarter Fiscal 2012 Results

December 27, 2011

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended		39 Weeks Ended
	February 25,	February 26,	February 25,	February 26,
	2012	2011	2012	2011
Net sales	$303,660	$274,674	$837,871	$699,600
Gross profit	65,149	65,580	160,427	143,531
Operating income	34,939	38,961	76,569	69,785
Other income	5,636	11,573	4,747	10,232
Income before income taxes	40,575	50,534	81,316	80,017

Net income	$26,102	$33,619	$52,479	$53,568

Net income per common share:
Basic	$1.09	$1.41	$2.20	$2.25
Diluted	$1.09	$1.40	$2.19	$2.24

Weighted average shares outstanding:
Basic	23,874	23,861	23,871	23,852
Diluted	23,949	23,943	23,948	23,941

SUMMARY BALANCE SHEETS

	February 25, 2012	May 28, 2011
ASSETS
Cash and short-term investments	$225,701	$176,429
Receivables	66,339	62,790
Inventories	118,925	110,021
Prepaid expenses and other current assets	6,094	5,801
Current assets	417,059	355,041

Property, plant and equipment (net)	222,176	224,887
Other noncurrent assets	56,162	60,915
Total assets	$695,397	$640,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$98,516	$71,969
Current maturities of long-term debt	11,458	11,743
Deferred income taxes	24,093	23,770
Current liabilities	134,067	107,482

Long-term debt, less current maturities	67,488	76,418
Deferred income taxes and other liabilities	40,209	38,066
Stockholders' equity	453,633	418,877
Total liabilities and stockholders' equity	$695,397	$640,843

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